Table of Contents
                                -----------------

                                                                                          Page
                                                                                          ----
1.  The Merger                                                                             ..2
    1.1  Merger                                                                             .2
    1.2  Effective Time                                                                      2
    1.3  Certificate of Incorporation, By-laws, Directors and Officers                     ..2
    1.4  Assets and Liabilities                                                        ......2
    1.5  Manner and Basis of Converting Shares                                          .....3
    1.6  Surrender and Exchange of Certificates                                          ....4
    1.7  Incentive Plan, Founders' Plan and Outstanding Indebtedness of Company              4
    1.8  Parent Common Stock                                                               ..5
    1.9  Operation of Surviving Corporation                                                 .5
    1.10  Further Assurances                                                               ..5
    1.11  Further Agreement of Purchasers                                                 ...5
2.  Representations and Warranties of the Company. The Company hereby represents and
warrants to Parent and Acquisition Corp. as follows:                                   ......6
    2.1  Organization, Standing, Subsidiaries, Etc                                          .6
    2.2  Qualification                                                                      .6
    2.3  Capitalization of the Company                                                 ......6
    2.4  Indebtedness                                                                      ..6
    2.5  Company Stockholders                                                               .7
    2.6  Corporate Acts and Proceedings                                                 .....7
    2.7  Compliance with Laws and Instruments                                          ......7
    2.8  Binding Obligations                                                               ..7
    2.9  Broker's and Finder's Fees                                                        ..8
    2.10  Financial Statements                                                               8
    2.11  Absence of Undisclosed Liabilities                                                 8
    2.12  Changes                                                                      ......8
    2.13  Schedule of Assets and Contracts                                                 ..9
    2.14  Employees                                                                      ...11
    2.15  Tax Returns and Audits                                                        ....11
    2.16  Patents and Other Intangible Assets                                          .....12
    2.17  Employee Benefit Plans; ERISA                                                 ....12
    2.18  Title to Property and Encumbrances                                          ......13
    2.19  Condition of Properties                                                        ...14
    2.20  Insurance Coverage                                                               .14
    2.21  Litigation                                                                      ..14
    2.22  Licenses                                                                      ....14
    2.23  Interested Party Transactions                                                 ....14
    2.24  Environmental Matters                                                        .....14
    2.25  Questionable Payments                                                        .....15
    2.26  Obligations to or by Stockholders                                                 16
    2.27  Duty to Make Inquiry                                                        ......16
    2.28  Disclosure                                                                      ..16


                                       i

                                Table of Contents
                                -----------------
                                   (continued)


                                                                                          Page
                                                                                          ----
3.  Representations and Warranties of Parent and Acquisition Corp.  Parent and Acquisition
Corp. represent and warrant to the Company as follows:                                   ...16
    3.1  Organization and Standing                                                        ..16
    3.2  Corporate Authority                                                               .16
    3.3  Broker's and Finder's Fees                                                        .17
    3.4  Capitalization of Parent                                                        ...17
    3.5  Acquisition Corp                                                               ....17
    3.6  Validity of Shares                                                               ..18
    3.7  SEC Reporting and Compliance                                                 ......18
    3.8  Financial Statements                                                               19
    3.9  Governmental Consents                                                        ......19
    3.10  Compliance with Laws and Other Instruments                                   .....19
    3.11  No General Solicitation                                                        ...19
    3.12  Binding Obligations                                                               19
    3.13  Absence of Undisclosed Liabilities                                          ......20
    3.14  Changes                                                                      .....20
    3.15  Tax Returns and Audits                                                        ....21
    3.16  Employee Benefit Plans; ERISA                                                 ....21
    3.17  Litigation                                                                      ..22
    3.18  Interested Party Transactions                                                 ....22
    3.19  Questionable Payments                                                        .....22
    3.20  Obligations to or by Stockholders                                                 22
    3.21  Schedule of Assets and Contracts                                                 .22
    3.22  Employees                                                                      ...23
    3.23  Disclosure                                                                      ..23
4.  Additional Representations, Warranties and Covenants of the Stockholders              ..24
5.  Conduct of Businesses Pending the Merger                                          ......24
    5.1  Conduct of Business by the Company Pending the Merger                            ..24
    5.2  Conduct of Business by Parent and Acquisition Corp                            .....25
6.  Additional Agreements                                                               ....26
    6.1  Access and Information                                                        .....26
    6.2  Additional Agreements                                                        ......27
    6.3  Publicity                                                                      ....27
    6.4  Appointment of Directors                                                        ...27
    6.5  Parent Name Change and Exchange Listing                                          ..27
7.  Conditions of Parties' Obligations                                                 .....28
    7.1  Company Obligations                                                               .28
    7.2  Parent and Acquisition Corp                                                        29
8.  Non-Survival of Representations and Warranties                                          31
9.  Amendment of Agreement                                                               ...32
10.  Definitions                                                                      ......32
11.  Closing                                                                             ...36
12.  Indemnification and Related Matters                                                 ...37


                                       ii

                                Table of Contents
                                -----------------
                                   (continued)


                                                                                          Page
                                                                                          ----
    12.1  Indemnification by Parent                                                        .37
    12.2  Survival                                                                      ....37
    12.3  Time Limitations                                                               ...37
    12.4  Limitation on Liability                                                        ...37
    12.5  Notice of Claims                                                               ...38
    12.6  Payment of Damages                                                               .38
13.  Termination Prior to Closing                                                        ...39
    13.1  Termination of Agreement                                                        ..39
    13.2  Termination of Obligations                                                        39
14.  Miscellaneous                                                                      ....39
    14.1  Notices                                                                      .....39
    14.2  Entire Agreement                                                               ...40
    14.3  Expenses                                                                      ....40
    14.4  Dispute Resolution                                                               .40
    14.5  Time                                                                             .41
    14.6  Severability                                                                      41
    14.7  Successors and Assigns                                                        ....41
    14.8  No Third Parties Benefited                                                        41
    14.9  Counterparts                                                                      41
    14.10  Recitals, Schedules and Exhibits                                                 41
    14.11  Section Headings and Gender                                                 .....41
    14.12  Governing Law                                                               .....41

================================================================================

                             AGREEMENT OF MERGER AND


                             PLAN OF REORGANIZATION

                                      among

                        MEDALLION CREST MANAGEMENT, INC.,

                          CEPTOR ACQUISITION CORP. and

                               CEPTOR CORPORATION


                                November __, 2004


================================================================================

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits
--------
A              Certificate of Merger
B              Certificate of Incorporation of the Company
C              By-laws of the Company
D              Directors and Officers of the Surviving Corporation and Parent
E              Certificate of Designation
F              Form of Opinion of Company's Counsel
G              Form of Opinion of Parent's Counsel
H              Releases of Officers of Parent

Company Disclosure Schedules
----------------------------
1.5            Holders of Parent Common Stock Post-Merger
1.5A           Holders of Parent Common Stock Post-Merger Under the Incentive
               Plan
1.7(a)         Treatment of Options
1.7(b)(i)      Treatment of Company Warrants
2.2            Jurisdictions Qualified to do Business
2.5            Company Stockholders
2.5A           Company Stockholders Pursuant to Company's 8% Bridge Loans
2.5B           Company Stockholders Pursuant to Founders' Plan
2.7            Compliance with Laws
2.9            Company Broker's and Finder's Fees
2.10           Financial Statements
2.11           Undisclosed Liabilities
2.12           Changes/Indebtedness
2.13(a)        Schedule of Leased Real and Personal Property
2.13(b)        Material Agreements
2.13(c)        Schedule of Insurance
2.13(d)        Schedule of Company Bank Accounts
2.13(e)        Schedule of Patents and Other Intangible Assets
2.14           Obligations to Officers, Directors and Employees
2.16           Ownership of Intellectual Property
2.17           Schedule of Employee Benefit Plans
2.21           Litigation
2.23           Interested Party Transactions
2.31           Obligations to or by Stockholders

Parent Disclosure Schedules
---------------------------
3.3            Parent Broker's and Finder's Fees
3.4            Outstanding Options and Other Convertible Securities
3.7            SEC Reporting
3.15           Schedule of Parent Bank Accounts

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
                 ----------------------------------------------

      THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on November __, 2004, by and among MEDALLION CREST MANAGEMENT, INC., a Florida corporation ("Parent"), CEPTOR ACQUISITION CORP., a Delaware corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Parent, and CEPTOR CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H :
                              - - - - - - - - - -

      WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for the Company to be merged with and into Acquisition Corp. (the "Merger") upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of Acquisition Corp. and the Board of Directors of the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the "Certificate of Merger") attached as Exhibit A hereto; and the Board of Directors of Parent also has approved this Agreement and the Certificate of Merger;

      WHEREAS, the requisite Stockholders (as such term is defined in Section 10 hereof) have approved by written consent pursuant to Section 228 of the DGCL this Agreement and the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation the Merger;

      WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) of the Code; and

      WHEREAS, simultaneously with the Closing (as such term is defined herein), Parent (as it will exist as of the closing of the Merger) is selling Units consisting of shares of its Series A Convertible Preferred Stock, par value $0.0001 per share, and detachable warrants to purchase shares of its common stock, par value $0.0001 per share, in a private placement (the "Private Placement") to accredited investors, pursuant to the terms of a Confidential Private Placement Memorandum, dated October 22, 2004, and Supplement to the Memorandum dated November 16, 2004 ("Memorandum") for the purpose of causing the business of the Surviving Corporation (as defined below) to include the business of the Company following the Merger.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1. The Merger.

1.1 Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, the Company shall be merged with and into Acquisition Corp. in accordance with Section 251 of the DGCL. At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware under the name CepTor Corporation.

1.2 Effective Time. The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time," and the filing of the Certificate of Merger as set forth in the first sentence of this Section 1.2 shall occur concurrently with the release of the proceeds from the Private Placement to the Parent.

1.3     Certificate of Incorporation, By-laws, Directors and Officers.

(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.

(b) The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation and such By-laws.

(c) The directors, officers and key employees listed in Exhibit D hereto shall be the directors, officers and key employees of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

1.4 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp and the Company (collectively, the "Constituent Corporations"); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5     Manner and Basis of Converting Shares.

(a) At the Effective Time:

(i) each share of common stock, par value $0.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive ten (10) shares of common stock, par value $0.00001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

(ii) the shares of common stock, par value $0.00001 per share, of the Company (the "Company Common Stock"), beneficially owned by the Stockholders listed in
Schedule 2.5 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited and shares of Company Common Stock set forth in
Section 1.5(a)(ii) hereof), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders, which shall be equal to 2.165674 shares of Parent Common Stock for each share of Company Common Stock;

(iii) the shares of Company Common Stock issued to certain purchasers and transactions involving the Company's Bridge Loans (as herein defined) in the aggregate amount of 238,000 shares as set forth on Schedule 2.5A shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5A for each of the Stockholders which shall be equal to 2.165674 shares of Parent Common Stock for each share of Company Common Stock provided, however, that those shares set forth on Schedule 2.5A shall be cancelled in the Merger and cease to exist and new shares of Parent Common Stock in the maximum aggregate amount of 440,000 shares shall be issued in replacement therefor to those holders who agree to accept, pursuant to an Offer to Exchange, and to whom Replacement Notes (as herein defined) are issued for each holder of such shares;

(iv) the right to receive awards under the Founders' Plan (as hereinafter defined) of the Company shall, by virtue of the Merger and without any action on the part of the recipients of such awards, the Company, the Surviving Corporation, or the Parent, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5B for each of the participants, which shall be equal to 2.165674 shares of Parent Common Stock for each share of the Company Common Stock allocated to an awardee pursuant to any award by the Company, subject in all respects to the terms and provisions of the Founders' Plan of the Parent, which shall be continued by assumption of the obligations of the Company under the Founders' Plan of the Parent;

(v) the right to receive awards under the Incentive Plan (as hereinafter defined) of the Company shall, by virtue of the Merger and without any action on the part of the recipients of such awards, the Company, the Surviving Corporation, or the Parent, be converted into the right to receive the number of shares of Parent Common Stock specified in Memorandum for each of the participants, subject in all respects to the terms and provisions of the Incentive Plan of the Company, which shall be continued by assumption of the obligations of the Company under the Incentive Plan of the Parent; and

(vi) each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in
Section 1.5(a)(ii) hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7     Incentive Plan, Founders' Plan and Outstanding Indebtedness of Company.

(a) The Company has adopted and maintains a 2004 Incentive Stock Plan ("Incentive Plan") and a 2004 Founders' Stock Plan ("Founders' Plan") which plans shall continue at the Effective Time as plans of the Parent. Prior to the Closing, there will be no options outstanding and 156,000 shares of restricted Company Common Stock issued under the Incentive Plan, and no shares of Company Common Stock issued under the Founders' Plan. Immediately following the Closing, the Parent will issue an aggregate of 3,031,943 shares of Parent Common Stock awarded under the Founders' Plan as set forth in Schedule 1.5B and may make additional awards of options or restricted Parent Common Stock under the Incentive Plan. Following Closing the Company shall make no awards under the Incentive Plan or Founders' Plan.

(b) Parent shall take all action necessary and appropriate, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance with respect to the Incentive Plan and the Founders' Plan.

(c) The Company has issued and outstanding $1,100,000 of 8% Bridge Loans due October 22, 2004 (the "Bridge Loans") and $275,000 of 10% Notes due December 31, 2005 (the "10% Notes"). Pursuant to an Offer to Exchange Bridge Loans and 10% Notes into newly issued 8% and 10%, respectively, convertible promissory notes of Parent due December 31, 2005, (the "Replacement Notes") the Bridge Loans and 10% Notes will become the obligations of Parent, convertible into newly issued shares of Parent Common Stock reserved for issuance by Parent at a conversion price of $1.25 per share, which shall be convertible immediately following the Merger.

1.8 Parent Common Stock. Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) and which Parent Stock may be issued following the Effective Time pursuant to Section 1.5(a)(iii), (a)(iv), or (a)(v); and into which Replacement Notes are convertible pursuant to Section 1.7(c), to be available for such purpose. Parent further covenants that immediately prior to the Effective Time there will be no more than 1,850,000 shares of Parent Common Stock issued and outstanding, not including the shares of Parent Common Stock to be issued and surrendered to Parent for cancellation pursuant to the Memorandum, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

1.9 Operation of Surviving Corporation. The Company acknowledges that upon the effectiveness of the Merger, and the material compliance by the Parent and Acquisition Corp. of its duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

1.10 Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and the Certificate of Merger.

1.11 Further Agreement of Purchasers. Immediately following the Closing, Parent may request holders of Parent Common Stock set forth in Section 1.8 hereto transfer and assign at no cost 50,000 shares of Parent Common Stock to Bluewater Partners SA, under the terms of a Settlement Agreement in form and substance reasonably acceptable to such holders and upon the written instructions of Parent to such Holders or their representative.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

2.1     Organization, Standing, Subsidiaries, Etc.

(a) The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b) The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2 Qualification. The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the "Condition of the Company").
Schedule 2.2 sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3 Capitalization of the Company. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, and the Company has no authority to issue any other capital stock. There are 2,450,000 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person. The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Company Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue sky law. Except as otherwise set forth in this Agreement or any Schedule hereto, the Memorandum or disclosed in Schedule 2.5B, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4 Indebtedness. The Company has no Indebtedness for Borrowed Money, except as otherwise set forth in the Agreement or any Schedule hereto or disclosed on the Balance Sheet.

2.5 Company Stockholders. Schedule 2.5, 2.5A and 2.5B hereto contains a true and complete list of the names of the record owner of all of the outstanding shares of Company Common Stock (the "Company Stock") and other Equity Securities of the Company, together with the number of securities held or to which such person has rights to acquire. To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Stock.

2.6 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the "Merger Documents") have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.2.

2.7 Compliance with Laws and Instruments. The business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Schedule 2.7, (b) will not cause the Company to violate or contravene (i) any provision of law,
(ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

2.8 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

2.9 Broker's and Finder's Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as disclosed in a Schedule hereto as provided in any document or agreement disclosed in any schedule hereto. Parent and Acquisition on the one hand and the Company on the other, hereby indemnify and hold each other harmless from and against any and all claims, losses or liabilities for any such commission, fee or other compensation as a result of the claim by any other Person that the indemnifying party or parties introduced or assisted them in connection with the transactions contemplated or described here.

2.10 Financial Statements. Attached to the Memorandum are (a) the Company's audited balance sheets as of December 31, 2003 and 2002, and the audited statements of operations, stockholders' (deficit) equity and cash flows for the years ended December 31, 2003 and 2002 and for the period from August 11, 1986 (inception) to December 31, 2003, and (b) the Company's unaudited balance sheet (the "Balance Sheet") at September 30, 2004 (the "Balance Sheet Date") and the statements of operations, stockholders' (deficit) equity and cash flows for the periods ended September 30, 2004. Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior accounting periods.

2.11 Absence of Undisclosed Liabilities. The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Memorandum or in any Schedule hereto, (b) to the extent set forth on or reserved against in the Balance Sheet or the Notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.12 Changes. Since the Balance Sheet Date, except as disclosed in the Memorandum or in any Schedule hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Private Placement, the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business,
(b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Balance Sheet or its statement of income for the period ended on the Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13 Schedule of Assets and Contracts. Attached hereto as Schedules 2.13(a) through 2.13(d) are various schedules listing assets and contracts of the Company, as described herein.

(a) Schedule 2.13(a) contains a true and complete list of all real property leased by the Company, including a brief description of each item thereof and of the nature of the Company's interest therein, and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $100,000, including a brief description of each item and of the nature of the interest of the Company therein. All the real property listed in
Schedule 2.13(a) is leased by the Company under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described in Schedule 2.13(a); such leases are enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any notice or claim of any such default. The Company does not own any real property.

(b) Except as expressly set forth in this Agreement, the Memorandum, the Balance Sheet or the notes thereto, or as disclosed in Schedule 2.13(b) hereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company. Except as disclosed in
Schedule 2.13(b) hereto, the Company is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) other than as set forth in
Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any "associate" (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer's representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $100,000. Except as disclosed in Schedule 2.13(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.13(a) through 2.13(e) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby.

(c) Schedule 2.13(c) contains a true and complete list and description of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents including, without limitation, fire and casualty insurance, property and liability insurance, product liability insurance, life insurance, medical and hospital insurance and workers' compensation insurance; such list includes with respect to each policy
(i) a general description of the insured loss coverage, (ii) the expiration date of coverage, (iii) the annual premium, and (iv) the dollar limitations of coverage and a general description of each deductible feature.

(d) Schedule 2.13(d) contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of the Company, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto.

(e) Included in the Memorandum is a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in the Memorandum, the Company owns the entire right, title and interest in and to the same, free and clear of all Liens and restrictions. The Memorandum also contains a true and complete list of all licenses granted to or by the Company with respect to the foregoing. Except as disclosed in the Memorandum, all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth (i) are subject to no pending or, to the Company's knowledge, threatened challenge, and (ii) can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company. Neither the execution nor delivery of the Merger Documents, nor the consummation of the transactions contemplated thereby will give any licensor or licensee of the Company any right to change the terms or provisions of, terminate or cancel, any license to which the Company is a party.

(f) The Company has made available to Parent and Acquisition Corp. true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in the Memorandum or Schedules 2.13(a) through 2.13(d), as well as any additional agreements or documents, requested by Parent or Acquisition Corp. The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected. To the best current actual knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder. The Company does not have outstanding any power of attorney.

2.14 Employees. The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of employment compensation, the Company Incentive Plan and Company Founders' Plan or as set forth on any of the Schedules hereto, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.15 Tax Returns and Audits. All required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid other than fiscal year ended 2003 and the stub period of 12/1/03 to 1/27/04. The Company is not and has not been delinquent in the payment of any Tax. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company's federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Company is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code. The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. The Company (i) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, "Tax Sharing Agreements"), or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

2.16 Patents and Other Intangible Assets. (a) Except as set forth in the Memorandum or Schedule 2.16, the Company (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(b) To the best knowledge of the Company, the Company owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, "intellectual property") required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of the Company or its employees or agents, could have developed intellectual property similar or identical to that of the Company. The Company is not aware of any such development of substantially identical trade secrets or technical information by others. All intellectual property can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company.

2.17 Employee Benefit Plans; ERISA. (a) Except as disclosed in Schedule 2.17 hereto, there are no "employee benefit plans" (within the meaning of Section 3(3) of the ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded. The plans listed in Schedule
2.17 hereto are hereinafter referred to as the "Employee Benefit Plans."

(b) All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been made available to Parent and Acquisition Corp. or their advisors.

(c) To the knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and any other applicable state, federal or foreign law.

(d) There are no pending claims or lawsuits which have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(e) There is no pending or, to the knowledge of the Company, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f) No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company or the Schedules to this Agreement, and no contingent liability exists under ERISA with respect to any "multi-employer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(g) No events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Employee Benefit Plan.

2.18 Title to Property and Encumbrances. The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens (except as set forth in the Memorandum or any Schedule hereto) and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.19 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the Company's business.

2.20 Insurance Coverage. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the best current actual knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.21 Litigation. Except as disclosed in the Memorandum or any Schedule hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.22 Licenses. The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

2.23 Interested Party Transactions. Except as disclosed in the Memorandum or any Schedule hereto, no officer, director or stockholder of the Company or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.24    Environmental Matters.

(a) To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b) To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company.

(c) There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of the Company.

(d) To the knowledge of the Company, (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Company.

2.25 Questionable Payments. Neither the Company nor any director, officer or, to the best knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.26 Obligations to or by Stockholders. Except as disclosed in the Memorandum or any Schedule hereto, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.27 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Section 2 are qualified by "knowledge" or "belief," the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors, officers and key personnel.

2.28 Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent and Acquisition Corp. in writing which has had or is currently having a material and adverse effect nor, insofar as the Company can now foresee, will materially and adversely affect, the Condition of the Company. No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3. Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. represent and warrant to the Company as follows:

3.1 Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Florida. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent's ownership of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Section 3 to the "Parent" shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2 Corporate Authority. Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

3.3 Broker's and Finder's Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby, except as disclosed in a Schedule hereto or provided in any document or agreement disclosed in any Schedule hereto. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Acquisition Corp. to, or assisted them with the transactions contemplated by or described herein.

3.4 Capitalization of Parent. The authorized capital stock of Parent consists of
(a) 100,000,000 shares of common stock, par value $0.0001 per share (the "Parent Common Stock"), of which not more than 1,850,000 shares will be, prior to the Effective Time, issued and outstanding, before taking into consideration the issuance of Parent Common Stock in the Private Placement, and (b) 20,000,000 shares of "blank check" preferred stock, par value $0.0001 per share, of which 300 shares have been, or will be at the Closing, designated as Series A Convertible Preferred Stock (the "Parent Series A Preferred Stock") pursuant to a Certificate of Designation substantially as set forth in Exhibit E hereto, of which no shares are issued and outstanding prior to the date hereof, and following the Effective Date will be outstanding, a minimum of 100 Units and maximum of 240 Units (276 Units if the over-allotment is exercised) shares of Parent Series A Preferred Stock under the Private Placement following the Closing. Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5 Acquisition Corp. Acquisition Corp. is a wholly-owned Delaware subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.6 Validity of Shares. The 4,790,471 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof and up to 276 shares of Parent Series A Preferred Stock to be issued at one or more Closings pursuant to the Memorandum, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to
Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7 SEC Reporting and Compliance. (a) Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on or about November 20, 2003. Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b) Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the "Parent SEC Documents") filed by the Parent with the Commission. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c) Except as set forth on Schedule 3.7, Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since September 30, 2004. Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since January 1, 2004 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d) Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e) The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol "MDLL," and Parent is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Stock.

(f) Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTC Bulletin Board.

(g) To the best knowledge of the Parent, the Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8 Financial Statements. The balance sheets, and statements of income, stockholders' equity and cash flows contained in the Parent SEC Documents (the "Parent Financial Statements") (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004, are as audited by, and include the related opinions of Daszkal Bolton LLP, Parent's independent certified public accountants. The financial information included in the Quarterly Report on Form 10-QSB for the quarter ended July 31, 2004, is unaudited, but reflects all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10 Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

3.11 No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

3.13 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of July 31, 2004 (the "Parent Balance Sheet") or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since July 31, 2004 (the "Parent Balance Sheet Date"), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the "Condition of the Parent"), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

3.14 Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent's knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.15 Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. The Parent is not and has not been delinquent in the payment of any Tax. The Parent has not had a Tax deficiency assessed against it. None of the Parent's federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16 Employee Benefit Plans; ERISA. (a) Except as disclosed in the Parent SEC Documents, there are no "employee benefit plans" (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent. Any plans listed in the Parent SEC Documents are hereinafter referred to as the "Parent Employee Benefit Plans."

(b) Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

(c) All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d) There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

(e) There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

(f) No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any "multi-employer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business. To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18 Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or
(ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19 Questionable Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20 Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or "associate" (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.21 Schedule of Assets and Contracts. Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Parent is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any "associate" (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer's representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. The Parent maintains no insurance policies or insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Schedule 3.21 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of Parent, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 3.21, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby. Parent has furnished to the Company true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.21, as well as any additional agreements or documents, requested by the Company.

3.22 Employees. Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.23 Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4. Additional Representations, Warranties and Covenants of the Stockholders.

Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section
1.5 hereof into the right to receive Parent Common Stock a letter of transmittal ("Letter of Transmittal") which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that
(i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Stockholder is an "accredited investor," as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (v) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by
Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5. Conduct of Businesses Pending the Merger.

5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i) the business of the Company shall be conducted only in the ordinary course;

(ii) the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its Certificate of Incorporation or By-laws except to effectuate the transactions contemplated in the Memorandum; or (C) split, combine or reclassify the outstanding Company Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(iii) the Company shall not (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Stock, except to issue shares of Company Common Stock in connection with any matter relating to the Memorandum; (B) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(iv) the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(v) the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below). The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(vi) the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees or amend any employee benefit plan or arrangement.

5.2 Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(i) the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;

(ii) neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws other than to authorize the Parent to issue one or more series or classes of preferred stock in order to create therefrom the Parent Series A Preferred Stock which shall be issued at the Closing in the Private Placement; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock; and

(iii) neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.2(i) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.

(iv) neither the Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. The Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(v) neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

6. Additional Agreements.

6.1 Access and Information. The Company, Parent and Acquisition Corp. shall each afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party's possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party's directors, officers, employees and representatives of such party's advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

6.3 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any same prior to its release.

6.4 Appointment of Directors and Officers. Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 7.2(f)(6) hereof, and shall cause the persons listed as directors in Exhibit D hereto to be elected to the Board of Directors of Parent. At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent's Board of Directors shall be accomplished in accordance with the by-laws of Parent.

6.5 Parent Name Change and Exchange Listing. At the Effective Time, Parent shall take all required legal actions to change its corporate name to CepTor Corporation Promptly following the Effective Time, Parent shall take all required actions to, upon satisfaction of the original listing requirements, list the Parent Common Stock for trading on the American Stock Exchange or the Nasdaq Smallcap Market.

7. Conditions of Parties' Obligations.

7.1 Parent and Acquisition Corp. Obligations. The obligations of Parent and Acquisition Corp. under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a) No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d) Certificate of Officers. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e) Opinion of the Company's Counsel. Acquisition Corp. shall have received from Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York, counsel for the Company, a favorable opinion dated the Closing Date to the effect set forth in Exhibit F hereto.

(f) Consummation of Private Placement. Consummation of the Merger shall occur simultaneously with the closing of the Private Placement.

(g) No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(h) Supporting Documents. Parent and Acquisition Corp. shall have received the following:

(1) Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2) A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3) A certificate, dated the Closing Date, executed by the Company's Secretary, certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(4) Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(5) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(i) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section
7.1 as Parent or its counsel may reasonably request.

7.2 Company Obligations. The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraphs (f), (g), (h) and
(i) of Section 7.1 hereof, and the following additional conditions:

(a) No Errors, etc. The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b) Compliance with Agreement. Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

(c) No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d) Certificate of Officers. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective Presidents or other duly authorized officers, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this
Section 7.2.

(e) Opinion of Parent's Counsel. The Company shall have received from The Law Offices of James G. Dodrill II, P.A., Boca Raton, Florida, counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in Exhibit G hereto. (f) Supporting Documents. The Company shall have received the following:

(1) Copies of resolutions of Parent's and Acquisition Corp.'s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(2) A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(3) A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

(4) A certificate of Register and Transfer Company, Parent's transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued in the Private Placement, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(5) A letter from Register and Transfer Company, Parent's transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date, but prior to the closing of the Private Placement and the Merger, is no more than 1,850,000 shares of Parent Common Stock.

(6) (i) The executed resignations of all directors and officers of Parent, with the director resignations to take effect at the Effective Time, and (ii) executed releases from each of Sean Miller, Rose Cabasso, Thomas Fastiggi, Lisa Beach and Vincent Kahen in the form attached hereto as Exhibit H.

(7) Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(8) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(g) Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

The Company and Parent may waive compliance with any of the conditions precedent specified in this Section 7.2.

8. Non-Survival of Representations and Warranties.

The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall not survive beyond the Effective Time. This
Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or pursuant to any other Certificate, statement or agreement.

9. Amendment of Agreement.

This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

10. Definitions.

Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

"Acquisition Corp." means CepTor Corporation Acquisition Corp., a Delaware corporation.

"Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

"Agreement" shall mean this Agreement.

"Balance Sheet" and "Balance Sheet Date" shall have the meanings assigned to such terms in Section 2.10 hereof.

"Bridge Notes" shall have the meaning assigned to it in Section 2.3 hereof.

"Certificate of Merger" shall have the meaning assigned to it in the second recital of this Agreement.

"Closing" and "Closing Date" shall have the meanings assigned to such terms in
Section 11 hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commission" shall mean the U.S. Securities and Exchange Commission. ----------

"Company" shall mean CepTor Corporation, a Delaware corporation.

"Company Common Stock" shall mean the Common Stock of the Company.

"Company Option Plan" shall have the meaning assigned to it in Section 1.7 hereof.

"Company Stock" shall have the meaning assigned to it in Section 2.5.

"Condition of the Company" shall have the meaning assigned to it in Section 2.2 hereof.

"Condition of the Parent" shall have the meaning assigned to it in Section 3.13 hereof.

"Default" shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

"DGCL" shall mean the General Corporation Law of the State of Delaware.

"Determination Date" shall have the meaning set forth in Section 11.6 hereof.

"Effective Time" shall have the meaning assigned to it in Section 1.2 hereof.

"Employee Benefit Plans" shall have the meaning assigned to it in Section 2.17 hereof.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss.ss. 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. ss.ss. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

"Equity Security" shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

"ERISA" shall mean the Employee Retirement Income Securities Act of 1974, as amended.

"Event of Default" shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five
(5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fair Market Value" shall mean, with respect to a share of Common Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted by the NASD over the counter bulletin board, Nasdaq SmallCap Market or the Nasdaq National Market or such other market on which the Common Stock is then listed for trading, or (b) if, in the reasonable judgment of the Board of Directors of Parent, the NASD over-the-counter bulletin board, the Nasdaq SmallCap Market or the Nasdaq National Market is no longer the principal United States market for the Common Stock, then as quoted on the principal United States market for the Common Stock as determined by the Board of Directors of Parent, or (c) if, in the reasonable judgment of the Board of Directors of the Parent, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of Parent.

"GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time.

"Hazardous Material" means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law;
(b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

"Indebtedness" shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

"Indebtedness for Borrowed Money" shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

"knowledge" and "know" means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.

"Letter of Transmittal" shall have the meaning assigned to it in Section 4 hereof.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

"Memorandum" shall have the meaning assigned to it in the fourth recital hereof.

"Merger" shall have the meaning assigned to it in Section 1.1 hereof.

"Merger Documents" shall have the meaning assigned to it in Section 2.6 hereof.

"Parent" shall mean Medallion Crest Management, Inc., a Florida corporation.

"Parent Balance Sheet Date" shall have the meaning assigned to it in Section
3.14 hereof.

"Parent Common Stock" shall mean the common stock, par value $.001 per share, of Parent.

"Parent Employee Benefit Plans" shall have the meaning assigned to it in Section
3.16 hereof.

"Parent Financial Statements" shall have the meaning assigned to it in Section
3.8 hereof.

"Parent SEC Documents" shall have the meaning assigned to it in Section 3.7 hereof.

"Parent Warrants" shall have the meaning assigned to it in Section 1.7(c) hereof.

"Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings;
(b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmens' and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

"Person" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

"Private Placement" shall mean the private offering of shares of Parent Stock pursuant to the terms of the Memorandum.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Stockholders" shall mean all of the stockholders of the Company.

"Surviving Corporation" shall have the meaning assigned to it in Section 1.1 hereof.

"Tax" or "Taxes" shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

"Tax Return" shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11. Closing.

The closing of the Merger (the "Closing") shall occur concurrently with the Effective Time (the "Closing Date"). The Closing shall occur at the offices of [OGFR&W] referred to in Section 14.1 hereof. At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof. Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 7.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers' certificate and opinion referred to in Section 7.2 hereof. All of the other documents and certificates and agreements referenced in
Section 7 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12. Indemnification and Related Matters.

12.1 Indemnification by Parent. Parent shall indemnify and hold harmless the Company and the Stockholders (the "Company Indemnified Parties"), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages") arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of Parent and Acquisition Corp. in this Agreement or in any certificate delivered by Parent and Acquisition Corp. to the Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by Parent or Acquisition Corp. to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with Parent or Acquisition Corp. in connection with any of the transactions contemplated by this Agreement, (d) taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any liabilities reflected on the Balance Sheet or with respect to accounting fees arising thereafter, or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Parent, or the actions of Parent or any holder of Parent capital stock prior to the Effective Time.

12.2 Survival. All representations, warranties, covenants and agreements of Parent and Acquisition Corp. contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for the time period set forth in Section 12.3 notwithstanding any investigation conducted with respect thereto. The representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing.

12.3 Time Limitations. Neither Parent nor Acquisition Corp. shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Effective Time, unless on or before the one-year anniversary of the Effective Time (the "Claims Deadline"), Parent is given notice of a claim with respect thereto, in accordance with Section 12.7, specifying the factual basis therefore in reasonable detail to the extent then known by the Company Indemnified Parties.

12.4 Limitation on Liability. The obligations to Parent and Acquisition Corp. to the Company Indemnified Parties set forth in Section 12.1 shall be subject to the following limitations:

(a) The aggregate liability of Parent and Acquisition Corp. to the Company Indemnified Parties under this Agreement shall not exceed the gross proceeds of the Private Placement and shall be payable solely by the issuance of additional shares of Common stock pursuant to Section 12.6.

(b) Other than claims based on fraud or for specific performance, injunctive or other equitable relief, the indemnity provided in this Section 12 shall be the sole and exclusive remedy of the Company Indemnified Parties against Parent and Acquisition Corp. at law or equity for any matter covered by Section 12.1.

12.5    Notice of Claims.

(a) If, at any time on or prior to the Claims Deadline, Company Indemnified Parties shall assert a claim for indemnification pursuant to Section 12.1, such Company Indemnified Parties shall submit to Parent a written claim in good faith signed by an authorized officer of the Company or other Company Indemnified Parties, as applicable, stating: (i) that a Company Indemnified Party incurred or reasonably believes it may incur Damages and the reasonable estimate of the amount of any such Damages; (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim; and (iii) if the Damages have actually been incurred, the number of additional shares of Common Stock to which the Stockholders are entitled with respect to such Damages, which shall be determined as provided in Section 12.6 below. If the claim is for Damages which the Company Indemnified Parties reasonably believe may be incurred or are otherwise unliquidated, the written claim of the applicable Company Indemnified Parties shall state the reasonable estimate of such Damages, in which event a claim shall be deemed to have been asserted under this Article 12 in the amount of such estimated Damages, but no distribution of additional shares of Common Stock to the Stockholders pursuant to Section 12.6 below shall be made until such Damages have actually been incurred.

(b) In the event that any action, suit or proceeding is brought against any Company Indemnified Party with respect to which Parent may have liability under this Section 12, the Parent shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Company Indemnified Party; provided, however, that a Company Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Parent, if representation of the Company Indemnified Party by counsel retained by Parent would be inappropriate because of actual or potential differing interests between Parent and the Company Indemnified Party. In connection with any action, suit or proceeding subject to the Section 12 hereof, Parent and each Company Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. Parent shall not, without the prior written consent of the applicable Company Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Company Indemnified Parties for any liability arising out of such claim or demand.

12.6 Payment of Damages. In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this Section 12 for actual Damages incurred by them, Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Stockholders that number of additional shares of Common Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per share of the Common Stock as of the date (the "Determination Date") of the submission of the notice of claim to Parent pursuant to Section
12.5. Such shares of Common Stock shall be issued to the Stockholders pro rata, in proportion to the number of Parent Shares issued (or issuable) to the Stockholders at the Effective Time and under the Private Placement.

13. Termination Prior to Closing.

13.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of the Company, Acquisition Corp. and Parent;

(b) By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);

(c) By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d) By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e) By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to December 31, 2004, for any reason other than delay or nonperformance of the party seeking such termination.

13.2 Termination of Obligations. Termination of this Agreement pursuant to this
Section 13 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1, 14.3 and 14.12; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 13.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

14. Miscellaneous.

14.1 Notices. Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

       If to Parent
       or Acquisition Corp.:    Medallion Crest Management, Inc.
                                3675 North Country Club Drive, Suite 1907
                                Aventura, Florida  33180
                                Attn:  Sean Miller

       With a copy to:          The Law Offices of James Dodrill II, P.A.
                                5800 Hamilton Way
                                Boca Raton, Florida  33496
                                Attention:  James Dodrill, Esq.

       If to the Company:       CepTor Corporation
                                200 International Circle, Suite 5100
                                Hunt Valley, Maryland  21030
                                Attention:  William Pursley,
                                Chairman and Chief Executive Officer

       With a copy to:          Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                                65 East 55th Street
                                New York, NY  10022-1106
                                Attention:  Harvey J. Kesner, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

14.2 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

14.3 Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement;

14.4 Dispute Resolution. The Parties agree to attempt initially to solve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Parent and Company and the third shall be appointed by the American Arbitration Association. Any such arbitration shall be held in New York, New York. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred under this Agreement or by the applicable statute of limitation. The prevailing party in any such arbitration shall be entitled to recover from the other party, in addition to any other remedies, all reasonable costs, attorneys' fees and other expenses incurred by such prevailing party.

14.5 Time. Time is of the essence in the performance of the parties' respective obligations herein contained.

14.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others , which may be withheld in its sole discretion , and any such transfer or assignment without said consent shall be void.

14.8 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

14.9 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

14.10 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

14.11 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

14.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

                                            PARENT:
                                            MEDALLION CREST MANAGEMENT, INC.


                                            By: ________________________________
                                                 Name:
                                                 Title:


                                            ACQUISITION CORP.:
                                            CEPTOR ACQUISITION CORP.


                                            By: ________________________________
                                                 Name:
                                                 Title:


                                            CEPTOR CORPORATION

                                            By:  _______________________________
                                                 Name:  William H. Pursley
                                                 Title:     Chairman and CEO

                                                                    SCHEDULE 1.5

[2.165674:1]

Xechem International, Inc.                                      3,898,213
JCR Pharmaceuticals Co., Ltd.                                     554,413
EB Trust u/a/d November __, 2004                                  337,845
Total                                                                 471

                                                                   SCHEDULE 1.5A

 Harbor Trust
                                                          119,112
 Michael G. Jesselson 12/18/80 Trust                      119,112
 Tringas, Alex                                             21,657
 Baleno, John                                              10,828
 Vestal Venture Capital                                    54,142
 Scheil, Karl                                              21,657
 Longview Fund L.P.                                        86,627
 Camden International, Ltd.                                43,313
 Viewtrade Financial                                       38,982
                                                    --------------
                                                          515,430

                                                                   SCHEDULE 1.5B

[RESERVED FOUNDERS' STOCK PLAN SHARES]

-------------------------------------------------
Pursley, William H.                    1,247,428
-------------------------------------------------
Barton, MD, PhD, Norman W.               454,792
-------------------------------------------------
Stracher, PhD, Alfred                    227,396
-------------------------------------------------
Kesner, PhD, Leo                         227,396
-------------------------------------------------
Fallon, Donald W.                        207,905
-------------------------------------------------
DeVos, Leslie                            100,487
-------------------------------------------------
Michele, MD, Theresa                     100,487
-------------------------------------------------
Zbikowski, Francis                       100,487
-------------------------------------------------
Brinker, Mary                             13,860
-------------------------------------------------
Davidsen, Tomoka                          13,860
-------------------------------------------------
Unallocated                              337,845
-------------------------------------------------
Totals
-------------------------------------------------

                                                                    SCHEDULE 2.2

[FOREIGN QUALIFICATIONS]

--------------------------------------------------------------------------------
MARYLAND
--------------------------------------------------------------------------------

                                                                    SCHEDULE 2.5

[RECORD HOLDERS]

Xechem International, Inc.                                      1,800,000
JCR Pharmaceuticals Co., Ltd.                                     256,000
Trust u/a/d November __, 2004                                     156,000
--------------------------------------------------------------------------

Total

                                                                   SCHEDULE 2.5A

[BRIDGE SHARES]

 Harbor Trust                                              55,000
 Michael G. Jesselson 12/18/80 Trust                       55,000
 Tringas, Alex                                             10,000
 Baleno, John                                               5,000
 Vestal Venture Capital                                    25,000
 Scheil, Karl                                              10,000
 Longview Fund L.P.                                        40,000
Camden International, Ltd.                                 20,000
Viewtrade Financial                                        18,000
------------------------------------------------------------------

                                                                   SCHEDULE 2.5B

[OTHER]

Other Options and Warrants:
---------------------------
Strategic Growth International                                      187,500
Michael Pennington                                                   15,000
Ted Carver                                                              [*]
Saddle River                                                        120,000
Corinthian Partners                                                  80,000

Other Shares:
-------------
Bluewater Partners Restricted Shares                                125,000
Harbor Trust Restricted Shares                                      337,845

*  1/2% outstanding following private placement.

                                                                SCHEDULE 2.13(a)

----------------------------------------------------------------------------
Lease for Maryland office
----------------------------------------------------------------------------


Sublease of approximately 5,200 square feet of Class A office space located at 200 International Circle, Hunt Valley, Maryland 21030.

Sublease term is through December 31, 2006, with a monthly rent payment of approximately $6,200 and subject to a 3% annual escalation.

SCHEDULE 2.13(b)

----------------------------------------------------------------------------
Placement Agent Agreement with Brookshire Securities
----------------------------------------------------------------------------
Employment Agreement with William Pursley
----------------------------------------------------------------------------
Employment Agreement with Donald Fallon
----------------------------------------------------------------------------
Employment Agreement with Norman Barton
----------------------------------------------------------------------------
Consulting Agreement with Alfred Stracher
----------------------------------------------------------------------------
Consulting Agreement with Leo Kesner
----------------------------------------------------------------------------
Hired Ted Carver, Ph.D. 11/08/04 as Director of Research
----------------------------------------------------------------------------
PharmaNet LLC, clinical and regulatory contract research organization
----------------------------------------------------------------------------
Agreement/orders for production of materials with Bachem
      a) P.O. for Bachem $420,000
      b) P.O. for Bachem $2,400,000
----------------------------------------------------------------------------
Various university, research, and grant agreements
----------------------------------------------------------------------------
Agreement with PA i to serve as trustee and administrator of Company
401(k) plan
----------------------------------------------------------------------------
Medical and other benefits plans with various providers
----------------------------------------------------------------------------
Policies of insurance
----------------------------------------------------------------------------
Indemnification Agreements between Company and certain officers/director
----------------------------------------------------------------------------
Settlement Proposal dated November 12, 2004 with Bluewater Partners, S.A.
----------------------------------------------------------------------------

                                                                SCHEDULE 2.13(c)

[POLICIES OF INSURANCE]

Name/description       expiration     annual premium         limit/deductible
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                SCHEDULE 2.13(d)

[BANKING]

Account name                  location
---------------------------------------------
Wachovia Bank, N.A.      Baltimore, MD
(checking)
---------------------------------------------
Citibank, N.A. (money    New York, NY
market)
---------------------------------------------
Citibank, N.A.           New York, NY
(checking)
---------------------------------------------
Wachovia Bank, N.A.      Baltimore, MD
(money market)
---------------------------------------------

                                                                   SCHEDULE 2.17

[EMPLOYEE BENEFIT/ERISA]

--------------------------------------------------------------------------------
401(K) - with safe harbor matching contribution of 4%
--------------------------------------------------------------------------------
Medical - Carefront Blue Cross/Blue Shield
--------------------------------------------------------------------------------
Dental - Guardian
--------------------------------------------------------------------------------
Life & Disability - GE Financial Insurance (group term life 2x salary up to
$200k
--------------------------------------------------------------------------------
Additional Life - William Pursley, Donald Fallon, Norman Barton
($500k term life)
--------------------------------------------------------------------------------
Flexible Spending Accounts - Medical and dependent care
--------------------------------------------------------------------------------

                                                                   SCHEDULE 3.21

None

                                                                       EXHIBIT A

                                                                       EXHIBIT B

                                                                       EXHIBIT C

                                                                       EXHIBIT D

[DIRECTORS, OFFICERS & KEY EMPLOYEES FOLLOWING CLOSING]

--------------------------------------------------------------------------------
Leonard Mudry                        Director
--------------------------------------------------------------------------------
William Pursley                      Chairman of the Board of Directors, CEO
--------------------------------------------------------------------------------
Norman Barton, M.D. Ph.D.            EVP, Chief Medical Officer
--------------------------------------------------------------------------------
Donald Fallon                        SVP, Finance & Administration, CFO,
                                     Secretary
--------------------------------------------------------------------------------
Ted Carver, Ph.D.                    Director of Research
--------------------------------------------------------------------------------
Alfred Stracher, Ph.D.               SVP, Chief Scientific Officer
--------------------------------------------------------------------------------
Leslie DeVos                         VP, Project Management & Clinical
                                     Operations
--------------------------------------------------------------------------------
Leo Kesner, Ph.D.                    VP, Research
--------------------------------------------------------------------------------
Terri Michele, MD                    VP, Clinical Research
--------------------------------------------------------------------------------
Francis Zbikowski                    VP, Business & Commercial Development
--------------------------------------------------------------------------------

                                                                       EXHIBIT E

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                        MEDALLION CREST MANAGEMENT, INC.

      Medallion Crest Management, Inc., a Florida corporation (the "Corporation"), DOES HEREBY CERTIFY:

      That the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") by unanimous written consent executed on November ___, 2004, pursuant to authority conferred upon the Board of Directors by the provisions of the Articles of Incorporation of the Corporation that authorizes the issuance of up to twenty million 20,000,000 shares of preferred stock, par value $0.0001 per share:

      "BE IT RESOLVED, that the issuance of a series of Preferred Stock of the Corporation is hereby authorized, and the designation, voting powers, preferences, and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Articles of Incorporation of the Corporation, are hereby fixed as follows:

      1. Designation. Three Hundred (300) shares of preferred stock of the Corporation shall constitute a class of preferred stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock").

      2. Dividends.

      (a) The holders of shares of Series A Preferred Stock shall be entitled to receive dividends when and if declared by the Board of Directors.

      (b) If at any time a dividend or distribution of assets is declared and paid on the (i) the Corporation's common stock, par value $0.0001 per share (the "Common Stock"), or (ii) any other class or series of the Corporation's capital stock whether currently outstanding or hereafter created (the "Capital Stock"), the Corporation shall, at the same time, declare and pay to each holder of Series A Preferred Stock, pari passu with the holders of the Common Stock or the Capital Stock, as applicable, a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted to Common Stock pursuant to Section 5 hereof immediately prior to the record date for such dividend or distribution (or the date of such dividend or distribution if no record date is fixed).

      3. Rights on Liquidation, Merger, Sale, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

      (a) The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Stock, for each share of Series A Preferred Stock held by such holders, an amount equal to $25,000.00 per share (the "Purchase Price").

      (b) After distribution of the amounts set forth in Section 3(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the shareholders of the Corporation shall be distributed to the holders of the Common Stock.

      4. Voting Rights. So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock shall be entitled to vote, casting such number of votes in respect of such shares of Series A Preferred Stock as shall equal the largest whole number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof, and voting together as one class with, and in the same manner and with the same effect as, such holders of Common Stock.

      5. Conversion of Series A Preferred Stock.

      (a) The holders of Series A Preferred Stock shall have the right, at such holders' option, at any time, to convert each share of Series A Preferred Stock into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results from multiplying the number of shares of Series A Preferred Stock to be converted by the quotient of the Purchase Price divided by the Conversion Price (as hereinafter defined) per share for the Series A Preferred Stock in effect at the time of conversion. The initial Conversion Price per share of the Series A Preferred Stock shall be $2.50, subject to adjustment as provided herein (the "Conversion Price").

      (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) hereof, the holder or holders of such Series A Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same (in case of conversion pursuant to Section 5(a) hereof) and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or holders of Series A Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder or holders shall be entitled as aforesaid. Conversion under this
Section 5 shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the Person or Persons (as defined herein) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

      (c) The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

            (i) In the event the Corporation should at any time or from time to time after the date on which the shares of Series A Preferred Stock are first issued (the "Series A Issuance Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Series A Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock equivalents.

            (ii) If the number of shares of Common Stock outstanding at any time after the Series A Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

      (d) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price for the Series A Preferred Stock then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

      (e) The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

      (f) If the Corporation should effect any capital reorganization or reclassification of its capital stock or cause to occur a Disposition Event (as defined herein) while any shares of Series A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification or Disposition Event, lawful and adequate provision shall be made whereby each holder of Series A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Disposition Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price of the Series A Preferred Stock and of the number of shares of Common Stock issuable upon conversion thereof) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series A Preferred Stock. Prior to or simultaneously with the consummation of a Disposition Event the survivor or successor corporation (if other than the Corporation) resulting from such Disposition Event shall assume by written instrument executed and mailed or delivered to each holder of Series A Preferred Stock, the obligation to deliver to such holders of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Series A Preferred Stock may be entitled to receive, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of these Articles of Incorporation to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

      (g) (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall make a cash payment equal to the "fair market value" of the Common Stock as of two business days prior to payment multiplied by such fraction. For the purposes of this Section 5(h)(i), "fair market value" shall mean on any day (A) if shares of the Common Stock are listed or admitted for trading on a national securities exchange, the reported last sales price or, if no such reported sale occurs on such day, the average of the closing bid and asked prices on such day, in each case on the principal national securities exchange on which the Common Shares are listed or admitted to trading, (B) if shares of Common Stock are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by Nasdaq or any comparable system or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose or (C) if no such quotations are available on such day, the fair market value of one share of Common Stock on such day as determined in good faith by the Board of Directors.

Upon the occurrence of each adjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a statement, signed by its President and Chief Financial Officer, setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series A Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock.

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these provisions. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock.

For purposes of this Certificate:

"Disposition Event" shall mean (A) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets or authorized but unissued capital stock of the Corporation to any other Person or Persons or (B) the merger or consolidation of the Corporation with and into another corporation or corporations in which the shareholders of the Corporation immediately prior to such merger or consolidation do not own more than 50% of the voting control of the surviving corporation.

"Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, including, as appropriate, the Corporation or any subsidiary thereof.

      IN WITNESS WHEREOF, the undersigned has executed this certificate this __ day of November, 2004.



                                            MEDALLION CREST MANAGEMENT, INC.


                                            By:______________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT F

                       FORM OF OPINION OF COMPANY COUNSEL

                                                                       EXHIBIT G

                        FORM OF OPINION OF PARENT COUNSEL

                                                                       EXHIBIT H